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                         ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of October 20, 1997, between STAR SHOPPE DIRECT, INC., a Florida corporation ("Buyer"), and ML DIRECT, INC., a Delaware corporation ("Seller").

         Buyer and Seller are parties to an Asset Purchase Agreement dated as of October 20, 1997 (the "Purchase Agreement"). It is a condition precedent to Buyer's and Seller's obligations under the Purchase Agreement that Buyer and Seller execute and deliver this Assignment and Assumption Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer hereby agrees as follows:

         1. Capitalized terms used herein but not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

         2. Seller hereby assigns to Buyer all of Seller's right, title and interest in and to the contracts and agreements as set forth in Schedule B-1 (the "Contracts").

         3. Buyer hereby assumes all obligations and liabilities arising out of, under or pursuant to the Contracts (the "Assumed Liabilities").

         4. From time to time after the date hereof, each of Buyer and Seller will execute and deliver to the other such instruments as may be reasonably requested by Buyer or its counsel or Seller or its counsel, as the case may be, in order to carry out the purpose and intent of this Assignment and Assumption Agreement and the Purchase Agreement.

         5. Notwithstanding any other provision of this Assignment and Assumption Agreement to the contrary, nothing contained in this Assignment and Assumption Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of Buyer or Seller set forth in the Purchase Agreement nor shall this Assignment and Assumption Agreement expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Assignment and Assumption Agreement is intended only to effect the transfer of certain liabilities and executory contracts assumed pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

         6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

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         IN WITNESS WHEREOF, Buyer and Seller have caused this Assignment and
Assumption Agreement to be executed and delivered on the date and year first written above.

                                       STAR SHOPPE DIRECT, INC.



                                       By:_____________________________
                                            Name:
                                            Its:


                                       ML DIRECT, INC.



                                       By:_____________________________
                                            Name:
                                            Its:

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